Exhibit 99.1

FIRST AMENDMENT

TO THE

FOSSIL GROUP, INC.

2024 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE FOSSIL GROUP, INC. 2024 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of May 6, 2026, is made and entered into by Fossil Group, Inc., a Delaware corporation (the “Company”), subject to approval by the Company’s stockholders. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Fossil Group, Inc. 2024 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 10 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock that may be delivered pursuant to Awards under the Plan by an additional seven million (7,000,000) shares; and

WHEREAS, as of the date hereof, the Board resolved that this Amendment be adopted and that the Plan be amended to increase the number of shares that may be delivered pursuant to Awards under the Plan.

NOW, THEREFORE, in accordance with Article 10 of the Plan, the Company hereby amends the Plan, effective as of the date hereof, as follows:

1. Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12 and subject to increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is an aggregate of 14,000,000 shares, 100% of which may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

FOSSIL GROUP, INC.

By:	/s/ Franco Fogliato
Name:	Franco Fogliato
Title:	Chief Executive Officer